Exhibit 10.28

Revolving Line of Credit Note

$4,000,000	April 30, 2010

Promise to Pay.

FOR VALUE RECEIVED, the undersigned, AEROSONIC CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to the order of M&I MARSHALL & ILSLEY BANK (the “Bank”), in lawful money of the United States of America, in immediately available funds, at the office of the Bank at 501 East Kennedy Boulevard, Suite 900, Tampa, Florida 33602, or at such other location as the Bank may designate from time to time, the principal amount of FOUR MILLION AND NO/100 Dollars ($4,000,000), or so much thereof as may be advanced under this note and remain outstanding from time to time, together with interest thereon, as described in this Revolving Line of Credit Note (the “Note”).

Revolving Line of Credit.

This Note evidences a revolving line of credit. Provided that no Event of Default shall exist or be continuing, proceeds may be disbursed by the Bank to Borrower under this Note, repaid by Borrower, and reborrowed by Borrower under this Note until the Maturity Date, but the maximum total principal amount outstanding under this Note at any one time shall never exceed the lesser of (x) FOUR MILLION AND NO/100 Dollars ($4,000,000) or (y) the Borrowing Base. All revolving credit loans made pursuant to this Note and all payments and prepayments on account of the principal and interest thereof may be recorded by the Bank on its internal loan account ledger, which account statements, absent manifest error, shall be conclusive and binding on Borrower but failure of the Bank to make any such recordation does not limit or otherwise affect the obligations of Borrower under this Note or any of the other Loan Documents.

Maturity Date.

The “Maturity Date” for purposes of this Note means the date that is three hundred sixty four (364) days after the date of this Note.

Loan Agreement; Loan Documents.

This Note is delivered pursuant and subject to the terms of that certain Loan Agreement of even date entered into by and between the Bank and Borrower (as amended, modified, and/or restated and in legal force and effect from time to time, the “Loan Agreement”), and payment and performance under this Note is secured by, among other things, the Security Agreement, Mortgage and Guaranty executed and delivered pursuant to the Loan Agreement. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

Interest Prior to Default.

Prior to an Event of Default, commencing on the date of this Note and continuing through and including the Maturity Date, interest shall accrue on the outstanding principal balance of this Note at the rate specified in the Loan Agreement.

Default Rate of Interest.

From and after the Maturity Date or upon the occurrence and during the continuance of an Event of Default, interest shall accrue on the balance of principal remaining unpaid during any such period at the default rate specified in the Loan Agreement.

Payment Terms.

Payments of principal and interest due under this Note, if not sooner declared to be due in accordance with the provisions of this Note, shall be due and payable as follows:

Payment of Interest. Commencing on the first day after the first full month after the date of this Note, and continuing on the same day of each and every calendar month thereafter through and including the month in which the Maturity Date occurs, payments of accrued and unpaid interest on the principal balance of this Note outstanding from time to time shall be due and payable in full.

Payment of Principal. The unpaid principal balance of this Note, together with all accrued and unpaid interest payable thereon, and any other amounts due and payable by Borrower under this Note or under any of the other Loan Documents, shall be due and payable in full upon the Maturity Date.

Late Payment Charge.

If any payment of interest or principal due under this Note prior to the Maturity Date is not made within fifteen (15) days after such payment is due in accordance with this Note, then, in addition to the payment of the amount due, Borrower shall pay to the Bank a “late charge” in an amount equal to five percent (5%) of the amount so overdue to defray part of the cost to the Bank of collection and handling such late payment. The imposition or collection of any late charge pursuant to this section does not constitute and shall not be deemed to constitute a waiver by the Bank of any of its rights and remedies under this Note or any of the other Loan Documents.

Maximum Amount of Interest.

Nothing herein, nor any transaction related hereto, shall be construed to operate so as to require Borrower to pay interest at a greater rate than shall be lawful. Should any interest or other charges paid by Borrower in connection with the loan evidenced by this Note result in computation or earning of interest in excess of the maximum contract rate of interest which is legally permitted under applicable Florida law or federal preemption statute, then any and all such excess is hereby waived by the Bank and shall be automatically credited against and in reduction of the balance due hereunder, and any portion which exceeds such balance shall be paid by the Bank to Borrower. Anything contained herein to the contrary notwithstanding, if for any reason the effective rate of interest on this Note should exceed the maximum lawful rate, the effective rate shall be deemed reduced to and shall be such maximum lawful rate. To the extent permitted by the law, all sums paid or agreed to be paid to the Bank for the use, forbearance or detention of the indebtedness evidenced by this Note shall be amortized, prorated, allocated and spread throughout the full term of this Note. When determining the maximum legal contract rate of interest allowed to be contracted for by applicable law as changed from time to time, unless otherwise prescribed by law, interest shall be calculated on the basis of a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as the case may be, as compared to the payment rate which is computed on a three hundred sixty (360) day year for actual days elapsed.

Prepayment.

This Note may be prepaid in whole or in part at any time without penalty.

Event of Default; Remedies.

The Bank has the right to declare the total unpaid principal balance and all accrued but unpaid interest payable under this Note to be immediately due and payable upon the occurrence of an Event of Default under the Loan Agreement.

Exercise of this right shall be without notice to Borrower, notice of such exercise being hereby expressly waived. In addition to the right to declare the total unpaid principal balance and all accrued but unpaid interest payable under this Note to be due and payable in full in advance of the Maturity Date, upon the occurrence of an Event of Default, the Bank has and may exercise all other rights and remedies available by law, statute, agreement or in equity.

Cumulative Remedies.

The remedies of the Bank under this Note are cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of the Bank, and may be exercised as often as occasion therefor may arise. No act of omission or commission of the Bank, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written instrument executed by the Bank, and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to any subsequent event.

Attorney’s Fees.

Should it become necessary to collect this Note through an attorney, Borrower shall pay all costs incurred by or accruing to the Bank in making such collection, including a reasonable attorney’s fee. Reasonable attorney’s fees shall include, without limitation, all fees incurred in all matters of collection and enforcement, construction and interpretation, before, during and after trial proceedings and appeals, as well as appearances in, and connected with, any bankruptcy proceeding or creditors’ reorganization or similar proceeding.

Waivers.

Borrower, and all natural persons, entities, and other persons now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness evidenced by this Note, without in any way modifying, altering, releasing, affecting or limiting their respective liability or the lien of any security instrument, for themselves, their respective heirs, legal, and personal representatives, successors and assigns, jointly and severally: (a) waive presentment, demand for payment, notice of dishonor, protest, notice of nonpayment or protest, and diligence in collection; (b) except as expressly provided in the Loan Documents, waive any and all notices in connection with the delivery and acceptance of this Note, and all notices in connection with the performance, default, or enforcement of the payment of this Note; (c) waive any and all lack of diligence and delays in the enforcement of this Note; (d) agree that the liability of Borrower, each guarantor, endorser or obligor shall be unconditional and without regard to the liability of any other person or entity for the payment of this Note, and shall not in any manner be affected by any indulgence or forbearance granted or consented to by Bank to any of them with respect to this Note; (e) consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Bank with respect to the payment or other provisions of this Note, and to the release of any security at any time given for the payment of this Note, or any part of this Note, with or without substitution, and to the release of any person or entity liable for the payment of this Note; (f) consent to the addition of any and all other makers, endorsers, guarantors and other obligors for the payment of this Note, and to the acceptance of any and all other security for the payment of this Note, and agree that the addition of any such makers, endorsers, guarantors or other obligors, or security shall not affect the liability of Borrower, any guarantor, or any other person now or at any time liable for all or any part of the obligations evidenced by this Note, and (g) agree that Bank, in order to enforce payment of this Note, shall not be required first to institute any suit or to exhaust any of its remedies against Borrower or any other person to become liable hereunder.

Other Provisions.

Set-off. Bank has the right to set off any indebtedness or obligations of Borrower to the Bank under this Note in accordance with the terms of the Loan Agreement.

Banking Days. If any payment of principal or interest is due or the Maturity Date falls on a Saturday, Sunday or on any other day on which banks in Tampa, Florida are not open for business, such payment shall be made on the immediately preceding business day.

Payment Application. All payments received by the Bank under this Note shall be applied first to unpaid interest and other charges payable by Borrower, and second to the principal balance hereof.

Successors and Assigns. This Note shall bind Borrower and its successors and assigns, and the benefits of this Note shall inure to the benefit of the Bank and its successors and assigns, including any holder of this Note. All references in this Note to Borrower or the Bank include their respective successors and assigns.

Severability. In the event any provision of this Note is prohibited or invalid under applicable law, that provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of this Note.

Submission to Jurisdiction; Venue.

The validity, construction, enforcement and interpretation of this Note shall be governed by the substantive laws of the State of Florida, without application of its conflicts of law principles, and the United States of America. Any action, suit or proceeding arising out of this Note shall be brought in the Thirteenth Judicial Circuit in and for Hillsborough County, Florida, or in the United States District Court for the Middle District of Florida, Tampa Division, and the Bank and Borrower irrevocably consent to and submit to the jurisdiction of those courts, and irrevocably waive any objection which the Bank and Borrower, respectively, now or hereafter may have to the institution of any such suit, action, or proceeding in those courts, and further irrevocably waive any defense or claim that such suit, action or proceeding in any such court has been brought in an inconvenient forum or improper venue.

Waiver of Jury Trial.

Borrower and THE Bank, knowingly, voluntarily and intentionally waive the right either may have to a trial by jury in respect of any litigation based on this Note, or arising out of, under, or in connection with this Note, or any agreement contemplated to be executed in conjunction with this note, or any course of conduct, course of dealing, statements (whether verbal or written), or actions of either Borrower or Bank. This provision is a material inducement for Bank’s and Borrower’s entering into the Loan evidenced by this Note. This provision is binding upon and also applies to any holder of the Note.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has caused this Revolving Line of Credit Note to be duly executed and delivered as of the day and year first above written.

AEROSONIC CORPORATION

By:	/S/ Douglas Hillman
Its:
Name:

THIS INSTRUMENT WAS MADE, EXECUTED AND DELIVERED OUTSIDE THE STATE OF FLORIDA, AND NO FLORIDA DOCUMENTARY STAMP TAX IS DUE HEREON IN ACCORDANCE WITH F.A.C. 12B-4.053.

[Signature Page to Revolving Line of Credit Note]

DOCUMENTARY STAMP TAX IN THE AMOUNT OF $12,250.00 HAS BEEN PAID AND PROOF THEREOF AFFIXED TO THE MORTGAGE, SECURITY AGREEMENT AND ASSIGNMENT OF RENTS RECORDED IN THE PUBLIC RECORDS OF PINELLAS COUNTY, FLORIDA, WHICH SECURES THIS NOTE.